Silver Bay Realty Trust Corp. Appoints W. Reid Sanders to Board of Directors
NEW YORK, August 3, 2016 -- Silver Bay Realty Trust Corp. (NYSE:SBY) announced today the appointment of W. Reid Sanders as an independent director to the Company’s Board of Directors (the “Board”), effective August 2, 2016.
“We are delighted to have Reid join our Board and believe his REIT and real estate background will be invaluable to us,” said Irvin Kessler, the Chairman of the Company’s Board of Directors. “He brings relevant public company board experience and a deep background in investing and strategic matters, and we expect that the entire company will benefit from his presence on the Board.”
Mr. Sanders currently serves as the President of Sanders Properties, Inc., a real estate company.  He also serves on the board of directors for two publicly traded companies, Mid-America Apartment Communities, Inc., a Delaware REIT that owns and operates apartment complexes (NYSE: MAA) and Two Harbors Investment Corp. (NYSE: TWO), a Maryland corporation focused on investing, financing and managing residential mortgage-backed securities and related investments.  Mr. Sanders was the co-founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Mutual Funds, a family of funds in Memphis from 1975-2000. Mr. Sanders has extensive experience as a board member, advisor and executive leader of asset management, investment management, real estate investment, venture capital and commercial banking firms.
He is a trustee of the Hugo Dixon Foundation, the Dixon Gallery and Gardens, the Hutchison School, Rhodes College, and the Tennessee Shakespeare Company, and is a former trustee of The Jefferson Scholars Foundation and the Campbell Clinic Foundation. Mr. Sanders received a B.A. in Economics from the University of Virginia.
In addition, the Company announced that the Board has accepted the resignation of Ronald. N. Weiser from the Board and its committees effective August 31, 2016. Mr. Weiser resigned after nearly four years of dedicated service to spend more time pursuing other interests, including work with the University of Michigan Medical Center to establish a food allergy center and pediatric brain cancer center and work in the political sphere.
“We greatly appreciate Ron’s many contributions to Silver Bay since joining the Board at the time of our IPO through significant growth of our real estate operations,” said Mr. Kessler. “We have all benefited from his real estate expertise, and I want to thank him personally for his contribution of time and insights. We wish him the best in the future.”
Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is an internally managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio, South Carolina and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.
Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding the company at the SEC's website at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact

Christine Battist, Silver Bay Realty Trust Corp., investors@silverbaymgmt.com, 952-358-4400.